ASSIGNMENT OF OIL AND GAS LEASE

Date: The date of execution hereinafter set forth.

Assignor: Sundial Resources, Inc., a Texas corporation

Assignor's Address: P.O. Box 1207
Graham, Texas 76450

Assignee: Texas Energy, Inc.

Assignee's Address: 14255 U.S. Highway 1, Suite 209
Juno Beach, Florida 33408

Consideration: Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor.

Interest Conveyed: One hundred percent (100%) working interest which is eighty percent (80%) net revenue interest.

Property: The following Oil and Gas Leases, (hereinafter referred to as Oil and Gas Lease) covering the following described lands situated in Young County, Texas:

Whereas on the 15th day of February, 1993, a certain oil and gas mining lease was made and entered in by and between Lurlyne Allison Thresher Individually and as Independent Executrix of the Estate of William T. Thresher, Deceased, Lessor and E. N. Maledon, Jr., Lessee, covering the following described land in the County of Young and the State of Texas to wit:

Said lease being recorded in the office of the County Clerk in and for said County in Volume 775, Page 806 and

Whereas, on the 10th day of February 1995, upon expiration of the primary term of said lease, a Partial Release and stipulation of Acreage was made and entered in by and between Lurlyne Allison Thresher, Individually and as Independent Executrix, as Lessor, and E. N. Maledon, Jr., as Lessee, designating the production acreage now held pursuant to the terms of said lease as being the following described land in the County of Young and the State of Texas to wit:

139.45 acres, more or less, out of T. E. & L. Co. Survey No. 255, Abstract no. 502 and T. E. & L. Co. Survey NO. 256, Abstract no. 503 in Young County, Texas being more particularly as follows:

TRACT ONE: 129.45 acres out of the South 250 (S/250) of the T. E. & L. Co. Survey No. 256, Abstract No. 503 in Young County, Texas, being more particularly described is Said Release and Stipulation.

TRACT TWO: Ten (10) acres in the form of a square around a well drilled in 1979 by C. D. Norman an assigned API # 42-50333287 and designated on the records of the Railroad Commission of Texas as Well No. 3B and located 1867 feet from the South Line, 934 feet from the West Line and 933 feet from the East Line of 140.11 acres out of the East one-half (E/2) of the T. E. & L. Co. Survey No. 255, Abstract No. 502 in Young County, Texas, described by metes and bounds as follows: BEGINNING as the Southeast corner of said survey; THENCE North 3,362 feet to a stake in E.B.L. of said Survey; THENCE with North fence line of County Road South 79 deg. 15' West 910 feet; THENCE North 85 deg. 00' West 993 feet to a stake in County Road in W.B.L. of the East one-half (E/2) of said Survey; THENCE South 0 deg. 17' East 3,279 feet to stake in intersection of roads, being the Southwest corner of the East one-half (E/2) of said Survey; THENCE East 1,867 feet to the place of BEGINNING, SAVE AND EXCEPT that Lessee shall only hold rights to this tract between the depths of 100 feet and the top of the Mississippi Formation.

Said Release and Stipulation being recorded in the Office of the County Clerk in and for said County in Volume 812, Page 90.

Conveyance Subject to: The interest conveyed herein is expressly subject to the following:

(1) All terms and provisions of the Oil and Gas Lease or Leases hereinabove described.

(2) All terms and provisions of all assignments of record affecting the property, but only insofar as the same are valid, subsisting, and properly of record.

(3) All operating agreements pertaining to the Oil and Gas Lease whether of record or not.

(4) All matters appearing of record in Young County, Texas, that affect the above described Oil and Gas Lease and property, but only insofar as the same are valid, subsisting, and properly of record.

(5) By acceptance of this assignment, Assignee shall and does assume full liability and responsibility from and after the effective date of the assignment for the well located on the lands covered by the Oil and Gas Lease, insofar as herein assigned, and for operating and/or plugging and abandoning any such wells, and for performing any surface restoration deemed necessary. Assignee shall and does indemnify and save Assignor harmless from and after the effective date of the assignment from and against any and all losses, claims, suits, liability and expenses of any type whatsoever arising our of or associated with Assignor's or Assignor's predecessors in title and with Assignee's operations on the lands herein assigned, including, but not limited to, the plugging and abandonment of any such wells, as well as all obligations for, and any charges made for, the restoration of the surface, as may be required.

(6) By acceptance of this assignment, Assignee unconditionally releases Assignor from and against any and all liability, known and unknown, for any environmental damage, pollution, or contamination to the lands herein assigned, whether existing prior to or after the effective date of this assignment. Assignee shall protect, defend, indemnify and hold Assignor and Assignor's heirs, personal representatives, successors and assigns, harmless from and against any and all claims, losses, demands, suits, causes of action, judgments, decrees, penalties, fines, sanctions, expenses and costs (including, but not limited to, reasonable attorney's fees and Court costs) of whatever kind or nature including, but not limited to, claims known or unknown for environmental damage, pollution or contamination to the lands herein assigned made by any person, entity, or governmental agency whether existing prior to or after the effective date of the assignment and without regard to negligence of Assignor.

(7) This assignment if effective for all purposes as of March 9, 2006, at 7:00 a.m., Central Standard Time. All production prior to that date attributable to the interest assigned shall be the property of Assignor and all operating expenses connected therewith incurred prior to that date shall be paid by Assignor. All production on or after the effective date attributable to the interest assigned shall be the property of Assignee and all operating expenses connected therewith incurred on or after that date shall be paid by Assignee. All oil in storage above the pipeline connection as gauged on March 9, 2006 at 7:00 a.m., Central Standard Time, shall be the property of Assignor.

The interests and property described herein are sold, assigned and accepted by Assignee in their 'where is, as is' condition without any warranties whatsoever, express, implied or statutory, of marketability, quality, condition, merchantability and/or fitness for a particular purpose or use, all of which are expressly disclaimed. To that extent required to be operative, the disclaimers of certain warranties contained in this section are "conspicuous" disclaimers for the purposes of any applicable law, rule or order.

Assignor, for the considerations and subject to the matters set forth hereinabove, ASSIGNS AND CONVEYS unto Assignee the property, together with all personal property and equipment used or obtained for use in connection therewith.

TO HAVE AND TO HOLD said interest unto Assignee and Assignee's heirs, personal representatives, successors and assigns, forever. The Assignment is made, executed and delivered without warranty of title, express or implied, but Assignee and Assignee's heirs, personal representatives, successors and assigns are and shall be subrogated to all warranties in favor of Assignor, insofar as the interest herein assigned. Assignee assumes the obligation for all ad valorem taxes or other governmental obligations as to the property hereby conveyed.

When the context requires, singular nouns and pronouns include the plural.

EXECUTED on this 9 day of March, 2006, but to be effective as of March 9, 2006, at 7:00 a.m., Central Standard Time, regardless of the date of execution or acknowledgment.

David Barrett

David Barrett, Registered Agent of
Sundial Resources, Inc.

STATE OF TEXAS *
*
COUNTY OF YOUNG *

This instrument was acknowledged before me on the 9 day of March, 2006, by David Barrett, Registered Agent for Sundial Resources, Inc., by and for the same.

Julia K Cox
My Commission Expires
09/29/2009

Notary Public, State of Texas